Exhibit 99.1

NEWS FROM BANK MUTUAL CORPORATION

(FOR IMMEDIATE RELEASE)

CONTACTS:	Bank Mutual Corporation
David A. Baumgarten
President and Chief Executive Officer
or
Michael W. Dosland
Senior Vice President and Chief Financial Officer
(414) 354-1500

BANK MUTUAL CORPORATION ANNOUNCES

CLOSURE OF SEVEN RETAIL BRANCH OFFICES

Milwaukee, Wisconsin

February 9, 2015

Bank Mutual Corporation (Nasdaq: BKMU) announced today that it plans to close seven retail branch offices as part of an efficiency and expense reduction effort. Management anticipates that this action will result in annual net cost savings of approximately $1.5 million and that the closures will be completed during the second quarter of 2015. The seven office locations are located in the communities of Barron, Brillion, Cornell, Eau Claire, Green Bay, Menomonie, and Peshtigo, Wisconsin. Bank Mutual will continue to provide products and services to affected customers through its other nearby locations, as well as its electronic and mobile banking channels. Additional information relating to the closures will be sent to the customers of these offices in the next few days. Management believes that it will retain the majority of deposits and loans currently serviced through these locations, which were $76.1 million and $26.4 million, respectively, at December 31, 2014, although there can be no assurances. In addition, management anticipates that many of the employees at the affected offices will be offered opportunities for comparable positions in nearby Bank Mutual locations.

In connection with the closures, Bank Mutual expects to incur one-time costs of less than $600,000, composed primarily of asset disposition costs, employment severance costs, data processing costs, and professional fees. These costs will be recorded in the quarter ending March 31, 2015.

Bank Mutual has multiple office locations in Eau Claire, Green Bay, and Menomonie. The office that is being closed in Eau Claire is located in the Gordy’s County Market at 2717 Birch Street. The office being closed in Green Bay is located at 2255 University Avenue. The office being closed in Menomonie is located at 2409 Hils Court North East.

These closures are subject to the filing of appropriate notices with the primary regulator of Bank Mutual’s subsidiary bank. After these closures, the bank will operate 68 banking locations in Wisconsin and one in Minnesota.

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